Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated February 7, 2020 relating to the balance sheet of Collectable Sports Assets, LLC as of January 31, 2020, and the related statements of income, changes in members’ equity, and cash flows for the interim period then ended, and the related notes to the financial statements.

/s/ Jason M. Tyra, CPA, PLLC
Jason M. Tyra, CPA, PLLC
Dallas, TX
March 12, 2021

1700 Pacific Avenue, Suite 4710

Dallas, TX 75201

(P) 972-201-9008

(F) 972-201-9008

info@tyracpa.com

www.tyracpa.com